PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
July 31, 2015

PVH Corp. Contact:
Dana Perlman
Treasurer and Senior Vice President, Business Development & Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. ANNOUNCES NEW AGREEMENT
WITH AND REVISED ROLE FOR FRED GEHRING

NEW YORK, NEW YORK -- (BUSINESS WIRE) – July 31, 2015 – PVH Corp. [NYSE: PVH] today announced that it has entered into a new employment agreement with Fred Gehring, currently Executive Chairman, Tommy Hilfiger, and Vice Chairman, PVH Corp. The agreement provides for Mr. Gehring to relinquish his role as Executive Chairman, Tommy Hilfiger, and reflects the continued strong performance of the Tommy Hilfiger business under the leadership of Tommy Hilfiger CEO Daniel Grieder, which role Daniel assumed in July 2014.  Mr. Gehring will continue in his role of Vice Chairman, PVH, serving as an advisor to Manny Chirico, PVH’s Chairman and Chief Executive Officer, and the PVH Board on matters related to PVH’s business and growth strategies.  In connection with this change, Mr. Gehring will also step down as a member of PVH Corp.’s Board of Directors.  The new agreement and arrangements are effective August 1, 2015.

 “Fred Gehring has been an exceptional partner since our 2010 acquisition of Tommy Hilfiger.  Under his guidance, Tommy Hilfiger has consistently been a top performer designer brand and he has seen to the seamless transition of the Tommy Hilfiger leadership to Daniel Grieder,” said Mr. Chirico. “Daniel, who has been with Tommy for over 17 years, has worked with Fred, helping grow the European business and position the Tommy Hilfiger organization for long term growth. Daniel has done an outstanding job transitioning into the CEO role for the Tommy Hilfiger business over the last year, as well as integrating the Calvin Klein Europe business into PVH Europe, which he also leads. I am confident that he will continue to take Tommy Hilfiger to the next level.  Concluding his comments, Mr. Chirico said, “Fred’s involvement with the Company will continue in his role as a strategic advisor, where he will play an important role in helping guide and shape the growth and future of PVH.”

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About The Tommy Hilfiger Group
With a premium lifestyle brand portfolio that includes Tommy Hilfiger, Hilfiger Denim and Tommy Girl, the Tommy Hilfiger Group is one of the world’s most recognized designer apparel groups. Its focus is designing and marketing high-quality menswear, womenswear, children’s apparel and denim collections. Through select licensees, the Group offers complementary lifestyle products such as sportswear for men, women, juniors and children; footwear; athletic apparel (golf, swim and sailing); bodywear (underwear, robes and sleepwear); eyewear; sunwear; watches; handbags; men’s tailored clothing; men’s dress furnishings; socks; small leather goods; fragrances; home and bedding products; bathroom accessories; and luggage. The Hilfiger Denim product line consists of jeanswear and footwear for men, women and children; bags; accessories; eyewear and fragrance. Merchandise under the Tommy Hilfiger brands is available to consumers worldwide through an extensive network of Tommy Hilfiger retail stores, leading specialty and department stores and other select retailers and retail channels.

About PVH Corp.
PVH Corp., one of the world’s largest apparel companies, owns and markets the iconic Calvin Klein and Tommy Hilfiger brands worldwide. It is the world’s largest shirt and neckwear company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, Tommy Hilfiger, IZOD, ARROW, Warner’s and Olga, and its licensed brands, including Speedo, Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Sean John, Chaps, and Ike Behar.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) we may be considered to be highly leveraged, and will have to use a significant portion of our cash flows to service such indebtedness, as a result of which we might not have sufficient funds to operate our businesses in the manner we intend or have operated in the past; (iii) the levels of sales of our apparel, footwear and related products, both to our wholesale customers and in our retail stores, the levels of sales of our licensees at wholesale and retail, and the extent of discounts and promotional pricing in which we and our licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by our licensors and other factors; (iv) our plans and results of operations will be affected by our ability to manage our growth and inventory, including our ability to realize benefits from our acquisition of The Warnaco Group, Inc. (“Warnaco”); (v) our operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, our ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where our products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where our or our licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into us with no substantial adverse effect on the acquired entity’s or our existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of our licensees to market successfully licensed products or to preserve the value of our brands, or their misuse of our brands; and (ix) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.